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                                                                    EXHIBIT 23.5

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Western Bancorp (formerly Monarch Bancorp) on Form S-4 of our report dated January 24, 1997 (March 17, 1997, as to Notes 8 and 16) on the consolidated statements of financal condition of California Commercial Bankshares and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996 (such financial statements are not included herein) appearing in and incorporated by reference in the Annual Report on Form 10-K of Western Bancorp for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Los Angeles, California
June 24, 1998